QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 23, 2007

Registration No. 333-141894

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Empresa Distribuidora y Comercializadora Norte S.A.
(EDENOR)
(Exact name of Registrant as specified in its charter)

Distribution and Marketing Company of the North, Inc.
(EDENOR)
(Translation of Registrant's name into English)

Republic of Argentina (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Azopardo 1025 City of Buenos Aires, C1107ADQ, Argentina 54-11-4346-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System 111 Eighth Avenue New York, NY 10011 212-894-8940 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Juan G. Giráldez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Nicholas A. Kronfeld, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Class B Common Shares(4)	446,487,898	$0.90	$401,839,108	$12,337

(1)
Includes Class B common shares which the underwriters may purchase to cover overallotments, if any, and Class B common shares which are to be offered outside of the United States but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act.
(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)
Previously paid.
(4)
A separate Registration Statement on Form F-6, Reg. No.333-142068, has been filed for the registration of American depositary shares issuable upon deposit of the Class B common shares registered hereby. Each American Depositary Share represents 20 Class B common shares.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 3 is filed solely for the purpose of filing an exhibit to the Registration Statement on Form F-1 (Registration No. 333-141894) filed by Empresa Distrbuidora y Comercializadora Norte S.A. with the Securities and Exchange Commission on April 4, 2007 (the "Registration Statement"). This Amendment consists of the explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. It does not contain a copy of the preliminary prospectus included in Amendment No. 2 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

        Neither the laws of Argentina nor the Registrant's by-laws or other constitutive documents provide for indemnification of directors or officers of the Registrant. The Registrant maintains directors' and officers' liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. In addition, pursuant to the international underwriting agreement the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors and officers and persons who control the Registrant (within the meaning of the Securities Act) against certain liabilities under the U.S. securities laws.

Item 7. Recent sales of unregistered securities

        On April 24, 2006, the Registrant issued U.S.$376.4 million of new notes to holders of all of its then outstanding financial debt, in exchange for the cancellation of such financial debt. The Registrant believes that the issuance of notes in this transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

        At the time of our privatization, the Argentine government set aside in trust all of the Class C shares in our company (representing 10% of our outstanding capital stock) to establish an Employee Stock Participation Program (Programa de Propiedad Participada, or PPP) for the benefit of certain of our employees. Upon the closing of the Argentine offering (to the extent consummated), substantially all of our outstanding Class C shares, which are held exclusively for the benefit of the participants of our Employee Stock Participation Program, will be converted on a one-to-one basis into Class B shares, which are being registered under this Registration Statement.

Item 8. Exhibits

(a)
The following documents are filed as part of this Registration Statement:

1.1	Form of International Underwriting Agreement.
3.1	Amended and Restated By-laws of the Registrant, together with an English translation.**
4.1
Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.**
4.2	Shareholders' Agreement dated September 15, 2005 among EDF International S.A., Dolphin Energía S.A., IEASA S.A., New Equity Ventures LLC and Electricidad Argentina S.A.**
4.3	Registration Rights Agreement dated September 15, 2005 among EDF International S.A., Dolphin Energía S.A. and the Registrant.**
4.4	Amended and Restated Voting Agreement dated March 31, 2006 among Marcos Marcelo Mindlin, Damian Mindlin and Gustavo Mariani and Latin American Energy LLC.**
5.1	Opinion of Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio, Argentine legal counsel of the Registrant, as to the validity of the Class B common shares.**
23.1	Consent of Independent Registered Public Accounting Firm.**

23.2	Consent of Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio, Argentine legal counsel of the Registrant (included in Exhibit 5.1).**
24.1	Powers of Attorney (included on signature page to the Registration Statement).**
99.1	Consent of Alfredo MacLaughlin.**
(b)
Financial Statement Schedules

        None.

**
Previously filed.

Item 9. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby also undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  4.
  For the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on April 23, 2007.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE, S.A.
By:	/s/ GUSTAVO MARIANI Name: Gustavo Mariani Title: Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 23, 2007 in the capacities indicated:

Name	Title

/s/ ALEJANDRO MACFARLANE*	Chairman and Chief Executive Officer
/s/ MARCOS MARCELO MINDLIN*	Vice Chairman
/s/ GUSTAVO MARÍA GIUGALE*	Director
/s/ EDOUARD DAHOMÉ*	Director
/s/ EDGARDO ALBERTO VOLOSÍN*	Director
/s/ IGNACIO CHOJO ORTIZ*	Director
/s/ OSVALDO RAMINI*	Director
/s/ DAMIÁN MINDLIN*	Director
/s/ LUIS PABLO ROGELIO PAGANO*	Chief Financial Officer and Director
/s/ GUSTAVO GENÉ	Principal Accounting Officer
/s/ DONALD PUGLISI	Authorized Representative in the United States
*/s/ GUSTAVO GENÉ By: Authorized Signatory Gustavo Gené

EXHIBIT INDEX

1.1	Form of International Underwriting Agreement.
3.1	Amended and Restated By-laws of the Registrant, together with an English translation.**
4.1
Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.**
4.2	Shareholders' Agreement dated September 15, 2005 among EDF International S.A., Dolphin Energía S.A., IEASA S.A., New Equity Ventures LLC and Electricidad Argentina S.A.**
4.3	Registration Rights Agreement dated September 15, 2005 among EDF International S.A., Dolphin Energía S.A. and the Registrant.**
4.4	Amended and Restated Voting Agreement dated March 31, 2006 among Marcos Marcelo Mindlin, Damian Mindlin and Gustavo Mariani and Latin American Energy LLC.**
5.1	Opinion of Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio, Argentine legal counsel of the Registrant, as to the validity of the Class B common shares.**
23.1	Consent of Independent Registered Public Accounting Firm.**
23.2	Consent of Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio, Argentine legal counsel of the Registrant (included in Exhibit 5.1).**
24.1	Powers of Attorney (included on signature page to the Registration Statement).**
99.1	Consent of Alfredo MacLaughlin.**
(b)
Financial Statement Schedules

        None.

**
Previously filed.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX